EXHIBIT 99.2
IDEX Corp.
Moderator: Bruce Manning
February 3, 2011
9:30 a.m. CT

Operator:	Good morning, my name is (Corely), and I will be your conference operator today. At this time I would like to welcome everyone to the Fourth Quarter 2010 Earnings Conference Call for Idex Corporation.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. I would now like to turn the call over to Mr. Bruce Manning, Director of Corporate Finance for Idex. Thank you, Mr. Manning. You may begin your conference.

Bruce Manning:	Thanks, (Corely). Good morning everyone, and thank you for joining us for a discussion of the Idex fourth quarter and full year 2010 financial results.

Last night we issued a press release outlining our companies financial and operating performance for the three-month period ending December 31, 2010. The press release, along with presentation slides to be used during today’s WebCast can be accessed on our company web site at www.idexcorp.com.

Joining today from Idex management are Larry Kingsley, Chairman & CEO. Dom Romeo, Vice President, and CFO. Heath Mitts, Vice President of Corporate Finance, and Mike Yates, Vice President, and Chief Accounting Officer.

Our format for our call today is as follows. We’ll begin with the summary of the quarter and full year. We will then walk through our four business segments. And finally we will wrap up with our outlook for 2011. Following our prepared remarks we’ll then open the call for your questions.

If you should need to exit the call for any reason, you may access the complete replay beginning approximately two hours after the call concludes by dialing the toll free number 1-800-642-1687 and entering conference ID number 35655677. Or you can simply logon to our company web page for the WebCast replay.

AS we begin, a brief reminder, this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in Idex’s filings with the Securities and Exchange Commission.

With that, I’ll turn this call over to our chairman and CEO, Larry Kingsley. Larry?

Lawrence Kingsley:	Thank, Bruce. Good morning, everyone. I’m on slide five if you have the deck in front of you.

By now you’ve all had a chance to look at our fourth quarter results. It was a strong finish to a very good year. A record year, in fact. For the year sales were up 14 percent in total with sales reaching over 1.5 billion. We completed a few very nice acquisitions in the FMT and (HST) space, which will enhance our technology and product offering. But most importantly we realized broad-based organic performance sets the stage for a strong year this year as well.

Full year adjusted EPS was $1.99, up 49 cents or 33 percent over ‘09 results. Another record that represents a full recovery from the recession. And full year adjusted operating margin of 17.2 percent, was up 240 basis points from the prior year.

Productivity was strong with solid operating leverage on the organic growth. As you will see as we go through the segment detail, all of our businesses performed well. For the fourth quarter sales grew 14 percent organically. Operating margins were up 100 basis points year-over-year. Given our sales growth, and Idex typical operational execution, we would have expected the margin expansion to be better than 100 (bips) (though).

And there were three bridging items that impacted margins in the quarter. First, there was about $2 million of acquisition transaction related costs in the quarter. Second, our completed acquisitions had an initially dilutive impact on reported results due to the acquisition accounting, the intangible amortization.

And third, we were impacted by select material inflation with little offsetting price in the quarter. And with those three bridging items back into the equation, we would be well north of 18 percent operating margins for the quarter. And we’re seeing that material price relationship is already normalizing as we head into 2011.

Nevertheless, a very impressive quarter with a healthy order rate headed into the year. Free cash flow for the year was 187 million and represented 119 percent of net income. Continuing our unbroken streak of free cash exceeding net income on an annual basis.

And the balance sheet is in just fantastic shape with over $750 million of capability based on cash on hand, plus committed bank revolver available for use for acquisitions. So an outstanding year for the company. And I am proud of the team’s achievements. And I will walk you through the segment results.

I’ll begin the segment walk here with (fluid metering). For the years, orders were up 15 percent, and that’s up 14 percent organically. Sales increased 14 percent for the year, up 13 percent on an organic basis. Adjusted operated margin of 18.5 percent was up 220 basis points from 2009, and up a very solid 250 basis points if you exclude the impact of the acquisitions.

And we achieved very broad based growth in the segment with energy, water, pharma, food, and chemical markets all strong. Our brick market expansion initiatives continue to pay off across the portfolio. Our long-standing presence in China has served us well and we have made great progress in India to serve that local market with a comparable operating model now.

As you will see, when we discuss our 2011 outlook, we expect this performance to continue. Organic growth will be strong, and we’ll couple that with acquisitions to continue to grow FMT at double-digit rates.

With that said, before we move on to HST, I would like to jump to the next slide here and discuss in a little more detail the recent build out of our pharma platform within the FMT segment.

As you recall in 2007, we acquired Quadro Engineering, as we identified that pharma lab and production space as an attractive expansion area within our FMT segment. Quadro has executed great growth, thanks to our team’s new product offerings and geographic expansion. And we have significantly improved the profitability of the business.

And Quadro is now growing both in the developed world, but more importantly in Asia, where markets are rapidly developing. We also taking the lead with technology designed to specifically address the needs of the faster growing high volume generic producers.

And we continue to add product content that is targeted for the co-called (pharmerging) regions, those beyond Asia.

There has been a paradigm shift as the economy recovers in the way that our customers order. Customers continue to place orders later with shorter cycle time expectations. This works well for our operating model across the board, which is built around flexibility.

But with this pharma group as a great example, our on time delivery measured against customer requests is near 100 percent. Their product development and mix is gravitating toward more complex customized solutions, as the pharma market becomes more complex itself with advanced customized medicines.

Again, this puts Idex in the driver’s seat given our ability to respond quickly and flex accordingly. With the market and operational expertise gained with Quadro, we are now building out with other acquisition targets in the space. Fitzpatrick and Microfluidics, the recent additions have been in our (bolt on) acquisition pipeline for some time.

If you have the slide in front of you, the illustration attempts to position how these three businesses fit relative to industry applications, from nano to micro size, and dry particle handling to medicines and new food applications that are in (multions) and (co ups).

All of these applications require particle forming and handling. And many also require mixing and blending techniques. The good example of how we realize great returns on strategically placed acquisitions. Now if you think about it, as standalone building blocks, they’re not big. But if persistent in our process, and we are, we’ll look back soon at the construction of a $200 million high growth platform that fits our operating model and that will serve the company well for a long time to come.

So the build out continues here along with other similar new platforms within the company.

So OK, moving on to health and science. Orders are up 34 percent for the year, up 24 percent organically. Sales increased 31 percent, and that’s up 21 percent on an organic basis. Adjusted operating margin of 22 percent was up 390 basis points from ‘09. As we have seen throughout the year, (HST) performance has been just outstanding across the business.

Within the instrumentation and life science markets we serve we continue to gain share on customer platforms and the progress we’ve made in the new regions, particularly in Asia has contributed to that great growth.

As the — as with FMT, we expect the HST business to continue to perform well. The markets we serve will continue to grow at GDP rates or better. And our businesses will continue to outgrow our markets. With our new product and geographic expansion initiatives.

And we just completed the acquisition of (AT Films) which enhances the build out of our optics and protonics platform within HST. Again, you know the same approach that we just discussed with regard to the pharma products.

(AT Films) aligns very well with our existing semi business, since both our leaders in their respective global niche markets of high value optical filtration. And we’ll continue to build out this space. As you know, (HST) remains a first priority for our capital deployment.

In our dispensing segment, orders were down nine percent in 2010, down eight percent organically. Sales were down two percent flat organically. The adjusted operating margin of 16.1 percent was up 260 basis points from ‘09. So flat revenues but healthy margin expansion. As we look forward the large (DIY) order that we filled in the first half of 2010 will not repeat in 2011.

But our team has done a good job protecting our share, actually increasing our share in most parts of the world. The global growth initiatives, we have been working in Eastern Europe and Asia will continue to help offset some of that North American market softness.

Our fourth segment, fire, and safety also performed well, given somewhat challenging market conditions. Orders were up two percent in 2010, up three percent organically. Sales increased one percent, up two percent on an organic basis. And adjusted operating margin was 23.9 percent, up 60 basis points from ‘09.

Our fire suppression business anticipates that the North American fire market will remain soft. But the team just continues to be very successful, offsetting domestic market performance by winning internationally where the markets are growing.

Within the segment, our rescue tools business continues to perform. Again, global growth well out-pacing the domestic activity.

Last quarter, if you remember, we highlighted the new eDRAULIC battery powered rescue tool family. I have to tell you, what a success story. It’s just exceeding our expectations. Also in the segment, (bandit) is performing very well with lots of new applications as a result of their banded edge based clear strategy and value proposition.

So in summary, other the end of the year, the little bit of material margin pressure, which is normalizing now, just solid operational execution across the board for all of the segments.

Before we review formal guidance, I wanted to discuss the current outlook for our end-markets, the geographies, and our other broader assumptions. So this is a big picture assumption set that we took into our view of 2011.

First, in terms of end-markets. The process and infrastructure in markets that comprise much of fluid metering will grow at or better than GDP. With new project activity and MRO spend, that’s assumed to be pretty healthy. And that’s the case across energy, chemical, Ag, pharma, virtually all the markets for (FMT) except U.S. water. So the portion of water that’s in the U.S.

Most importantly though, for (FMT) our continued international expansions playing out as anticipated, which is very well. Even the water markets internationally in 2011 where federal and regionally funded projects are underway. And continuing with the market assumptions, the life science and research markets, and other analytical instrumentation markets will have a good year again in 2011. So those (HSTN) markets will be healthy. The markets themselves should grow at probably two times GDP. And it feels like biotech are actually accelerating. And developing markets are rapidly deploying all forms of health and science instrumentation in diagnostics equipment.

On the other side of the scale, we do expect two of our end markets to be slow this year. We have about 12 percent of our total company revenues exposed to the U.S. municipal spend dynamic. And that includes some of the U.S. water projects, and our U.S. fire suppression business.

While these markets may be flat to down in 2011, again, our ability to execute in the new geographies and captured share will mitigate much of that market softness.

Now our other challenged markets this year involves our dispensing equipment business. The segment will grow nicely in Asia. It will be flat in Europe and it will be down in the U.S. In total, the segment will be down year-over-year, and again due to that lack on the comparable to the large DIY project we had in 2010.

The segment will finish 2011 at about six percent of total company sales. So not a big deal, and certainly not a big performance drag.

If you look at it all off the simple summary is that 80 percent or better of the end markets will grow at varying rates while less than 20 percent of the end markets will be flat to down.

So that’s a view of end markets. Just talked here a second about how we think things look from a geographic contribution. In terms of the regional assumptions, more broadly summarized, about 55 percent of our business is North American based, 27 percent of our revenue is in Europe, and about 18 percent of our business is in Asia and the Middle East.

Our cost structure pretty closely aligns regionally to the revenue breakdown. And market mix and geographic contribution will not have a major impact on company-wide margins.

As we enter 2011, our expectation is that similar to 2010, the U.S. and European markets grow at a moderate pace, and the emerging markets grow significantly faster. It’s our ability to capture share through new product and geographic expansion that will allow us to outgrow the geographic markets in total though, that we serve.

As we referenced in our last call, our Asian presence is now well established. We’re still underpenetrated though. And our Latin American position is improving, but with lots of opportunity to grow. And we grew nicely in India this last year. But here again, well short of our entitlement. And the Middle East continues to perform well, and it will again this year.

So we’re established. But we will continue to invest overseas in 2011 to drive expansion. Most of the incremental cost is people. Sales and technical talent. And we have assumed this in our guidance for the year.

So we have seen over the past few months select commodity price increases that will impact our business. The (FMT) and select portions of (HST) have already gone out with planned price increases at the end of Q4 in the last couple of weeks.

We expect to yield one to two points of price in 2011 based on actions already taken. And we expect that that will offset current material inflation pressure. And as far as acquisitions, our acquisitions pipeline is in good shape. While we walked away from a couple of transactions in the fourth quarter, we have some later stage in cultivation now.

The size range is a mix of small and mid-size. And they’re all very solid strategic fits, proprietary processes. Our business development process is built on that foundation of a solid understanding of what we want strategically coupled with a very disciplined eye toward return on investment.

And that said, as typical, our 2011 guidance does not include any contribution from yet to be completed acquisitions, (those of the upside).

With that I am now on to slide 11, which is the EPS year-over-year bridge slide. If you look at the bridge, in the lower part of the chart, we illustrate with some detail how we translate our top line expectations to the bottom line.

The organic growth we expect out of (FMT), (HST), and fire safety will yield approximately 30 cents of EPS growth. And if you do the math there, you can see those businesses will flow through nicely. And that’s again inclusive of the reinvestment required to drive the international growth.

Dispensing will be down, with minimal impact to EPS as the lower cost structure helps minimize the decline. And our already completed or announced acquisitions will give us approximately four percent on the top line and five to seven cents of EPS. And again, this doesn’t include acquisitions yet to be completed.

The (FX) impact is relatively minimal with the long-term debt we took on late last year though, we’ll see a seven-cent negative impact to the bottom line, as we made the decision to go ahead and lock in cheap long-term money to use for acquisitions this year and beyond, and to retire our revolver.

So all this bridges to an EPS range of 223 to 233. And that’s 12 to 17 percent EPS growth. So if you flip to the last slide, we expect Q1 EPS to be in the 52 to 54-cent range. Q1 organic revenue growth will be five to seven percent. (FX) will have a negative year-over-year impact on Q1 of about one percent. That’s sales impact of one percent.

And again for the full year, we anticipate organic revenue growth will be in the mid to high single digits operating margin for the company for the full year will exceed 18 percent with the flow through on the incremental revenue between 30 and 35 percent.

And as far as the other modeling items, the 2011 tax rate is anticipated to be 32.5 percent. Full year cap ex will be about 32 or 35 — 32 million to 35 million. We as you know continue to convert cash well, and we will again in 2011. And again, our earnings projections exclude those acquisitions that are yet to be done.

So with that, we’re doing to open the call to questions, operator.

Operator:	As a reminder, if you would like to ask a question at this time, please press star then the number one on your telephone keypad. Again, for question please star one. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Wendy Cavlin) from Sun Trust.

(Wendy Cavlin):	Good morning. Thank you. Can we talk a little bit more about this material cost inflation? Doesn’t sound as if it’s expected to be a huge headwind going into 2011. Can you kind of remind us what materials we’re looking at and kind of size it for us and what your expectations are relative to not only the pricing offsets, but obviously the cost-downs to cover it as well.

Lawrence Kingsley:	Yes, let me start with your assumptions, (Wendy), in terms of it. We don’t think being an issue in 2011. We would agree with that statement. The contributing commodity elements to it are stainless copper, some of the (sheets) deal, some of the other elements that we see go into some of the (FMT) products, both metals. And we do anticipate that we’ll see plastics increase this year as the price per barrel of oil continues to notch up.

In the fourth quarter, what you had happen there was you know some spikiness, principally metals come up ahead of price increases. And we made the conscious decision to not be the price leader in a couple of those cases, even though we anticipated some of the impact.

I think (all up) if you were to decide that it was just over $1 million in the quarter. And as I said in the prepared remarks, it’s tough to tell on one month’s results. But as I would tell you as we look at January results, I think we have already mitigated it by way of what we’re seeing in the way of actions taken.

So you know we still remain flexible with the way our business model works. It’s — in many cases it’s a project, a project spend pricing kind of consideration. And as we go forward in the year, you know we’ll certainly anticipate what we would see in the way of all the direct costs and price it accordingly.

And I don’t think we’re going to have any trouble with that pass through. If you were to frame it up and think about whether we maintain material margin rate, you know that is a price minus material cost on a rate basis, or on an absolute basis, it’s probably going to at least be on an absolute basis. We’ll see if it’s a preservation from a rate basis or not.

(Wendy Cavlin):	OK thank you. And can you — since we’re talking some about pricing, you know we have come to expect that your new products tend to have more favorable pricing, or certainly have a potential for more favorable pricing as you introduce them. Can you give us some sense of new products this year, and R&D spend, and what we’re looking at for next year? And did we in fact capture some of that pricing?

Lawrence Kingsley:	Yes sure. Well let me start with some of the stuff that we have talked about over the last couple calls just to give you a sense of — that stuff’s really the point where it’s been introduced. It’s hitting the market now. It will comprise some of the content that we measure as product vitality as we head into 2011.

Now we’ve talked a lot about the new (HST) products. Those components that enable some of the 25,000 fluid path. And we’ve talked about some of the new rescue tool products, the eDRAULIC products that I just mentioned. And (FMT) you’ve got a scattering of new stuff that comes in by way of new family introductions like some of the new (Pulsa) product that we talked earlier in the year last year about the (Pulsa) 900 product series.

You’ve got another of other new pump families coming out in the metering space. New (weights) and measure space metering products that have some out of our liquid controls group. As those hit, and we’re seeing those hit you know now in terms of sales contribution, you know as is typical, our metric for success is that the gross margins on those need to be accretive to the base in those respective businesses.

And that appears to be playing out quite well. I can’t think now off the top of my head of any new product launched anywhere in the company that’s going to be at rates less than the base for that respective business.

There are a couple cases where we’re introducing new products where the gross margins again will be accretive. But the price points are anticipated and planned to be appropriate for some of those emerging markets where price points by design need to be you know at not quite the full functionality that some of the Western world equivalents have seen.

So you know certainly not going to adversely impact margin rates. But priced appropriately. All up, I think we’ll look at product vitality for 2011 that will be you know well in the acceptable or much better than acceptable range. So north of 20 percent of revenues, and that’s product that’s three years old or less.

And you know for our business, and given our life cycles, that’s kind of right where we want to be.

(Wendy Cavlin):	Thanks, Larry. That’s real helpful.

Operator:	Your next question is from (Robert Barry) with UBS.

(Robert Barry):	Hi guys, good morning.

Lawrence Kingsley:	Good morning.

(Robert Barry):	Actually, just to quickly follow-up on that last question. Have you said what the product vitality percentage was for 2010?

Lawrence Kingsley:	It’s in that same range.

(Robert Barry):	OK. So it’s about flattish going from year-to-year.

Lawrence Kingsley:	Yes. We’re not — actually and the way that we’ve rolled up this year, we don’t see product vitality on a rate basis increasing tremendously.

(Robert Barry):	Yes.

Lawrence Kingsley:	But that’s not a bad thing. That’s frankly, a good thing. Again, in many cases in our businesses, you’ve seven to 10-year product life cycles. And trying to artificially shorten them is more costly than it is beneficial.

(Robert Barry):	OK. And in terms of thinking about dispensing going forward, should we assume that this 25 million a quarter run rate should go forward until you happen to get the next big order?

Lawrence Kingsley:	If you were to you know think about dispensing as follows. And we’ve talked about this in the last couple quarter calls too. But in the U.S., if you take the big program orders out, which took place you know through the recession, and look at just the base or core business run rate for equipment for the vast majority of customers, that’s actually now beginning to tick up a tad.

So we’re encouraged by the fact that you know the replenishment requirements that’s driven by the age of the equipment, some of the new you know constituents of the paint products that drive new equipment purchases. If you look at just that coming out of the trough, there is positive organic growth even in the U.S.

The issue that we’ve got is the first half of 2011 has got an unfavorable comp relative to that large (USDIY) project we had last year.

In Europe, you know it didn’t dip as hard, and frankly, I think the good assumption set is flat, maybe a little better than flat in 2011. And in Asia, while on a much smaller base, you know very good — very strong growth. So you know there is certainly not going to be a terrible fall off in the market this year. The team is doing a fabulous job both in terms of introducing new product that is going after some of the better growth markets globally.

And also mitigating you know the cost structure issues that were necessary in the developed parts of the world. So I think that you know it’s a ride it out 2011 if you will. And a hopefully a much better prognosis for 2012.

(Robert Barry):	Yes. And then just a question on (HST). I know that key to your strategy there has been growing platform content. I’m just curious what the competitive response has been to your consistent growth of content on these instruments.

Lawrence Kingsley:	Yes. Sure. It’s a good question. The — now most of the platform gain, so it’s kind of the share of wallet equation that we have seen out of (HST) has come by way of somewhat de-integrating the customer’s value contribution to what they have done historically. So as their new platforms have been launched, we’ve taken over increasingly large percentages of the hardware.

You know the foundation of the product. And in most cases they’re focused on their software. And that tends to be a win/win for us with the customer. As we talked you know again about how we’ve enabled some of the customers to really move forward, almost a generation against their peer competition it’s fundamentally then because we have helped them get to you know that.

In most cases it’s just — sounds as simple as a very, very high pressured fluid path that you know if you’re trying to develop some of that on your own it’s going to be a much longer development cycle. And not to say that we don’t have competition. You know there are peer competitors out there in the (HST) space. And you know they certainly have seen the kind of results we have demonstrated this year in the fringes of where we play.

You know I’d say they’re certainly interested in trying to fast-follow.

(Robert Barry):	Yes.

Lawrence Kingsley:	Some of the new technology that we’ve introduced. And we see some of that happening.

(Robert Barry):	And then just finally, I see you flagged that the U.S. muni continues to be a soft spot, which is probably not surprising given everything we have seen in the press about the muni budgets. Is that — do you think that’s just something that we’re going to have to live with for a while?

Lawrence Kingsley:	Well I do think it’s something we’re all going to live with for a while.

(Robert Barry):	I mean for Idex and (inaudible).

Lawrence Kingsley:	You know I think we tried to quantify the impact is you know about 12 percent of company sales, which are U.S. municipal budget exposed. If you look at where our muni budgets are still preserving their spend assumptions, water is pretty much at the top of the list. And some of that is going to continue to be consent to pre-driven. Some of it’s just absolute requirements to fix things that are way too costly to not fix.

So I don’t think that water suffers you know proportionately relative to a lot of other things that are happening in muni budget cuts. And on the fire side, we do expect you know those U.S. — the U.S. portion of our fire suppression business to be down this year. But it’s — you know the plan is to outgrow it with international expansion. And that’s been working. That’s been a great equation so far.

(Robert Barry):	Yes. OK. Thank you very much.

Lawrence Kingsley:	Sure.

Operator:	Your next question comes from (Jan Lucas) with (Janna Montgomery).

(Mike Whirley):	Hello, this is (Mike Whirley) standing in. How are you guys?

Lawrence Kingsley:	Hi, (Mike).

(Mike Whirley):	Just a couple of questions. On the (HST), are you guys forecasting any potential cut in NIH funding into the guidance?

Lawrence Kingsley:	We saw I would say — and everyone realized a step-down in NIH funding Q2 of last year. And we didn’t see a dramatic impact to the business in terms of really source up moneys for where people are spending on both the equipments that we’re on, on an OEM basis or some of the components that we sell directly to the various research labs that go out you know in support of the ongoing use of that equipment.

So you know does NIH continue to come down a bit? You know we’ll see. I don’t think it’s going to have a very large impact on our business this year.

(Mike Whirley):	OK. Thanks, a lot.

Lawrence Kingsley:	Sure.

(Mike Whirley):	And then on — what do you see as the principle drivers for strength in that segment? I mean you talked about platform expansions, and new products, and you’ve made some acquisitions. So how would you sort of categorize the strengths?

Lawrence Kingsley:	Well you know if you start with the markets themselves, globally they’re very strong. You’ve got folks around the world who are moving to you know current state technology for all forms of drug discovery, for you know the capital equipment that’s used for diagnostics equipment in the hospitals. And various treatment centers.

So you’ve got fantastic base growth out of the emerging world. And many of our customers, even if they are European or U.S. based are seeing you know strong growth principally out of those markets. But even in the developed world, you’ve got a pretty healthy equation between large pharmaceuticals investing in new lab and production equipment to go after higher end medicine.

You know a lot of the personalized medicine stuff is now very you know very early, but starting to take shape. And we see certainly investment in cap ex accordingly. And the generics continue to invest to get at you know higher production capabilities and better production capabilities.

So the end market growth drivers are combinations of the global demographics and people spending on healthcare. The new drugs and the interest of both the big pharma and continuing to reinvest as well as the generics as they play in in some of the segments.

The you know content piece, which is the want to call it I guess sales kicker on top of what we see our customers’ growth rates. Is as I was just describing in the prior question, you know it’s a function of being able to do hardware development in tandem with our customers, but to enable them you know to get to market faster. To have product that fits the bill, and certainly try and get a leapfrog opportunity against their competition in some cases.

That content gain for us has been as we have quantified I think two quarter calls ago, as much as 10 points of growth in the bridge that we saw in terms of our performance versus the market.

So you know summary is, you’ve got healthy markets. You’ve got you know a strong activity base that’s global. You’ve got healthy customers in terms of the OEM population. And you have a nice share of wallet equation that helps on top of that.

(Mike Whirley):	Very helpful. And just moving over to the M&A. You said you walked away from a few in the fourth quarter. And I am just wondering, was that more because of the valuation or the bit with the company, or anything that you can share on that?

Lawrence Kingsley:	You know obviously for confidentiality reasons, we can’t get into a lot of detail. But not (fit) is the simple descriptor. We know (fit) long in advance of spending out-of-pocket money. And spending time. Very rare, as a matter of fact, I can’t think of a situation where we said real late stage, you know this really doesn’t fit.

You know that needs to be dealt with at the very beginning. It has more to do with what you find as you work through these processes.

(Mike Whirley):	And can you classify them by size, whether they were in that small or midsize, the ones you walked away from?

Lawrence Kingsley:	Both. Some of the larger end of mid size.

(Mike Whirley):	OK. All right. Thanks a lot for your help.

Lawrence Kingsley:	Sure.

Operator:	Your next question is from (Matt Summerville) with Keybank.

(Matt Summerville):	Morning. Couple questions. First, Larry, in 2010, how much of your revenue out of the 1.5 plus would you say was generated from emerging markets? And what was the underlying organic growth in that piece of the business? And what would be the expectation, you know built into 2011 just focusing on emerging markets?

Lawrence Kingsley:	Yes, the — Asia (inaudible) Middle East is about 18 percent of the total company. The growth on a full-year basis was fantastic. I’m not sure I am going to quantify it right now. Let me give you a sense. It’s just under 30 percent.

As we bridge into ‘11 we see that that growth rate you know on a comp basis will moderate a tad, but still the fundamentals for huge growth exists there.

(Matt Summerville):	And then maybe could you talk a little bit within (FMT) on the energy or oil and gas side, and then on the chemical side, what you are seeing in that business in terms of project activity versus MRO. And maybe you can talk a little bit of you know domestic versus international in those buckets as well.

Lawrence Kingsley:	Yes, sure. You know certainly the further upstream, the healthier the spend. The simple statement, and that would apply globally. And you know on a regional basis, international spend is better than domestic spend. That said, you know we really don’t play in what most people describe as the you know downstream, you know when it gets down to the point of retail.

We play typically midstream with a little bit lesser content upstream. Midstream is healthy. It’s good. And we expect it to be good for the year. Some of the project activity that could bolster results you know internationally in particular will come further upstream as we see those. But all in it’s healthy.

(Matt Summerville):	Thanks, Larry.

Lawrence Kingsley:	Sure.

Operator:	Your next question is from (Chris Wiggens) with Oppenheimer.

(Chris Wiggens):	Hi, good morning.

Lawrence Kingsley:	Morning.

(Chris Wiggens):	Just revisiting the acquisition environment a little bit. You know I know the timing is really impossible to predict on when some of these can get over the goal line. I guess you have spoken before I believe, that long-term you would expect acquisitions to outpace core growth. And I am just wondering kind of if things went as expected, and you were able to get you know the stuff in the pipeline over the goal line. Would that hold for 2011?

Lawrence Kingsley:	You know that is certainly the desire. But I think you said it well. It’s really hard to predict. And I would tell you in this environment, it’s especially hard to predict. Now there are good opportunities out there. We are you know focused as typical (morum) the proprietary discussion set than the typical auctions.

But we you know got quite a few that we like that you know we’ve got good relationships with these folks. We have been in conversation for quite a while. But you know we don’t lose our discipline. We want to build out something that we want to live with for a long time. And that means it has to fit well, you know large or small.

It has to make you know a solid short-term contribution. Accretive contribution to our business. But even more importantly, it’s got to be something that we can continue to build out organically around. And so you know whether it’s portrayed in those examples, it’s you know continuing to build out the pharma platform or building out the optics and (flotonics) platform, or doing some things that fit nicely adjacently within (FMT) and (HST) otherwise, you know.

Those things enhance the scope of what we can take through our channel. And we can build by way of our operating model. And as far as ‘11 goes, I think the M&A markets will be healthy. I think they’ll be a bit frothy. You know we’ll be disciplined. And we’ll get the deals done that we like. And I would hope that the rate of growth out of them could surpass the organic rate this year.

(Chris Wiggens):	OK that’s helpful. And with the international investment that you’ve talked about picking up this year, should we think about that as being pretty spread across the segments, or is it going to focus more on you know (FMT) and (HST) or how should I think about that?

Lawrence Kingsley:	It’s pretty well across the segments. Now the rates are more greatly differentiated in a couple of segments. But if you look at it you know all up, you kind of have the same story. (HST) growing just hugely internationally, and plenty of opportunity to continue to that. (FMT), similar story but with pretty solid performance domestically through 2010 and assume so again for 2011.

Fire, as we talked about, and rescue for that matter too, tremendously outgrowing the domestic performance assumptions. And dispensing while smaller base in terms of the international growth outside of Europe, you know that’s where the growth opportunity is for 2011.

(Chris Wiggens):	Thank you. And just one last question, if I could. In the fire segment, and particularly on the rescue tools. I know that international penetration has been a big driver there. And I am just wondering, you know if I kind of tie in to weakness and municipal budgets, and I look kind of toward the U.S. for rescue tools, I mean is there a — is there a replacement cycle in that business that maybe is getting pushed out because of muni weakness?

You know how should I think about kind of a replacement cycle in the U.S. rescue tools business?

Lawrence Kingsley:	Well there is a replacement cycle. There is you know what has always been a technology driver. And the primary issues, and we talked about them many times before to try and get portable you know better product in the hands of rescuers. In many cases it’s you know new fire rescue personnel; be they professionals or volunteer who you know are smaller people who want smaller tools, but just as much power.

And you know there has been other drivers. Lots of them along the way. More versatility in the tool. And with the eDRAULIC product you know the real, real beauty of that one is its complete portability. It’s much safer as an electromechanical product than a hydraulic product.

And so you know those things drive reinvestment perhaps faster than what the natural reinvestment rate would be out of where spend is coming out of these departments. That applies universally, internationally as well as domestically.

Now, you know out assumptions as we have just mapped them in to 2011 are that the rescue tool spend in the U.S. will be on a rate basis, much smaller, shorter, slower than what it will be internationally. And so we assume that you know the base rate assumption set for U.S. spend for a muni will be you know certainly lack luster if you were to look at it standalone. But the international spend will be fantastic.

(Chris Wiggens):	Great. Thank you for your time. That’s all. That’s all I have.

Lawrence Kingsley:	Sure.

Operator:	Again, if you would like to ask a question please press star then the number one on your telephone keypad. Your next question comes from (Charlie Brady) with BMO Capital Markets.

(Charlie Brady):	Thanks. Morning.

Lawrence Kingsley:	Morning.

(Charlie Brady):	Hey just with regard to (HST) and maybe I am splitting hairs here. So I just want to make sure I understand. Your growth assumption going out into ‘11 is near double digits. And you previously talked about you’re kind of into a double-digit growth right, for that business. Although that was you know over a three-year timeframe.

So maybe I am looking at apples and oranges here. But has there been any change in thinking to your longer-term outlook for (HST) in terms of the organic growth rate?

Lawrence Kingsley:	No, not significantly so. No, you know we — in our planning assumptions as we head into this year we see a lot of that great activity continuing. We you know the comps get tougher for that team for sure. And that’s part of it in the math. But I think you know the team’s hitting on all cylinders and going to do very well.

So it doesn’t change our long-term prognosis.

(Charlie Brady):	OK. And in terms of (FST), as we look out to the (morgan) profile of that business today with the acquisitions you’ve done over the past few years relative to the margin level you hit back in ‘06 and ‘07. Do you see that business — you know it’s a bit of a different business today than it was a few years back because of acquisitions that are baked into it now. Do you see the margins getting back or better than that prior level going forward?

Lawrence Kingsley:	I am sorry, that’s an (HST) specific question?

(Charlie Brady):	From an (FMT) for that question.

Lawrence Kingsley:	(FMT) yes.

(Charlie Brady):	(FMT) sorry, my mistake.

Lawrence Kingsley:	Yes, it depends on what you go back to, quite frankly. But yes. No, (FMT) has got lots of margin upside and you know from marching orders to the (FMT) team for 2011 are to flow through well and to grow their operating margins. So you know that’s the task for 2011. They absolutely can get back to historical margins if you look at those years.

And again, you have to factor in the initial kind of dilutive impact to acquisitions that you see. And as a function of that and the you know the accounting for those. But if you were to look at FMT EBITDA rates, you know you’re already in you know a very, very healthy scenario now with again, opportunity to continue to grow on an EBITDA rate basis.

(Charlie Brady):	OK thanks. And one final one. Can you give us the — you gave some order rates or growth rates. But could you just run through the order growth, total order growth and give us what it is organically, and then for (FMT) and (HST) what the acquisition impact on orders was in the quarter?

Lawrence Kingsley:	Sure. The organic order rate in the quarter is (FMT) is up 14, (HST) 19. Dispensing is actually up 18. (FST) is up four. So companywide you get about 14. And probably a better way to look at it, sometimes folks get a little too lost I think in organic rates in a quarter, because they can bounce around a fair amount.

Obviously if you think about backlog build in a quarter, which is just under $4 million for shippable backlog. So you know those are the numbers. You can foot that on a total basis back to what we said earlier, relative to the acquisition contribution. But that — to get to your total. But that’s the organic (inaudible).

(Charlie Brady):	Dispensing was plus 18 in fourth quarter on organic order growth?

Lawrence Kingsley:	Yes, but again, you — that bounces around tremendously. And I wouldn’t — don’t assume (again) it’s a few percent of the total company, and you had an easy comp from an orders perspective in ‘09. So.

(Charlie Brady):	Right.

Lawrence Kingsley:	Not a kind of an exit rate that you assume going into this year.

(Charlie Brady):	Right. Right. Thanks. That’s helpful.

Lawrence Kingsley:	Sure.

Operator:	your final question is from (Walt Lizacks) with Barrington.

(Walt Lizacks):	Hi thanks. Morning, guys. Let me just ask a follow-on after (Charlie’s) question. Your order growth accelerated sequentially. And so you have got a probably a pretty good entry point, especially since your able to pass along pricing. Are you assuming things slow down in the back half of the year? Or I mean how are you looking at sequential growth throughout 2011?

Lawrence Kingsley:	I don’t think we’re going to break it down any further detail for you right now, (Walt). But the bottom line is that you are right. The rate did grow sequentially from Q3. And you know January looks good, frankly. So you know we need that head of steam to head into the year. We’ve got it. You know forward looking visibilities is pretty decent. But I think if you look at the assumptions that we built back into the bridge there, the EPS, top line to EPS bridge probably a pretty good rate on the year.

(Walt Lizacks):	Right. Yes, I agree. You know the 12 to 17 percent EPS growth is a good growth rate. Let me ask you this, and maybe it’s a leading question. But for — if you look at 2012, I wonder if you would comment on the growth. Because I mean right now dispensing you know maybe it would start recovering in 2012 (fire) North America, maybe that would recover. You mentioned from (Charlie’s) question that (HST might accelerate, and then you got accretion from deals.

And the analysts out there have got 12 to 15 percent growth in 2012. Is that like a reasonable you know guess for 2012, or do you think you could see your growth rate you know accelerating?

Lawrence Kingsley:	I’d say that’s a good assumption. For sure you know I think it’s hard to forecast some of those ...

(Walt Lizacks):	Right. I understand.

Lawrence Kingsley:	Markets. You know 12 months or better out. But you know certainly recovery as it relates to some of the pieces that are still slower growth and that less than 20 percent of our (end market) assumptions set for this year, those recover I think in ‘12. Maybe before then. But likely in ‘12.

And you know I think that you continue to pace you know pretty strongly in the (FMT) and (HST) segment. So I — you know you could probably say 2012 looks pretty good.

(Walt Lizacks):	All right. OK thanks, guys.

Operator:	And there are not further questions at this time. I would now like to turn the call back over to Mr. Kingsley for any closing remarks.

Lawrence Kingsley:	Well I’d like to thank everyone for joining. I’d also particularly like to thank the employees of the company for delivering a very solid year. Also, I’d like to thank Dom Romeo. This is Dom’s last earnings call with Idex. Dom’s been just a great partner, and an outstanding CFO for the company. And the board and I are just very grateful for his contribution to the company over the past seven years, and Dom, thanks.

Dominic Romeo:	Thank you.

Lawrence Kingsley:	To everyone else, we look forward to a robust ‘11 and we look forward to talk to you throughout the year. Thank you.

Operator:	This does conclude today’s conference call. Thank you for participating. You may now disconnect.
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